Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

Contact:	Barbara A. Brungess
610-727-7199
bbrungess@amerisourcebergen.com

AMERISOURCEBERGEN ELECTS DOUGLAS R. CONANT

TO ITS BOARD OF DIRECTORS

VALLEY FORGE, PA, January 2, 2013 — AmerisourceBergen Corporation (NYSE:  ABC) today announced that its Board of Directors has elected Douglas R. Conant, 61, to its Board of Directors, effective immediately.  Mr. Conant’s election increases the number of AmerisourceBergen directors from nine to ten.

Mr. Conant is the former President and Chief Executive Officer of Campbell Soup Company, where he served from 2001 through 2011, and led Campbell Soup Company through a dramatic business transformation that generated quality sales growth, ten consecutive years of adjusted earnings per share growth, strong cash flow and record high return on invested capital.  In addition, among Mr. Conant’s many achievements at Campbell Soup Company was the fostering of world-class employee engagement levels during his tenure.  Prior to joining Campbell Soup Company, Mr. Conant served from 1992 to 2000 at Nabisco in a series of senior leadership positions, including President of Nabisco Foods Company from 1995 to 2000.  Mr. Conant also worked at General Mills and Kraft earlier in his career.

Mr. Conant is Founder and Chief Executive Officer of ConantLeadership, a firm dedicated to helping improve the quality of leadership in the 21st century.

“Doug’s extensive business experience, exceptional leadership capabilities and proven track record for growing brands and businesses make him an excellent addition to our Board,” said Richard C. Gozon, Chairman of the Board of AmerisourceBergen.

Added Steven H. Collis, President and Chief Executive Officer of AmerisourceBergen, “Doug is recognized for his business innovation and strategic thinking.  Doug’s expertise in leading global businesses and for developing talent will make him a valuable asset to the Company as we continue to execute on our long-range strategic growth plans.”

Mr. Conant received his Bachelor of Arts degree from Northwestern University and his Masters of Business Administration from the J.L. Kellogg School of Management at Northwestern.

About AmerisourceBergen

AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both healthcare providers and pharmaceutical manufacturers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from niche premium logistics and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With nearly $80 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 13,000 people. AmerisourceBergen is ranked #29 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements

Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. Among the factors that could cause actual results to differ materially from those projected, anticipated or implied are the following: changes in pharmaceutical market growth rates; the loss of one or more key customer or supplier relationships; changes in customer mix; customer delinquencies, defaults or insolvencies; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other dispute with customers or suppliers; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; qui tam litigation for alleged violations of fraud and abuse laws and regulations and/or any other laws and regulations governing the marketing, sale, purchase, and/or dispensing of pharmaceutical products or services and any related litigation, including shareholder derivative lawsuits; changes in federal and state legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare; changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceutical products we distribute, including certain anemia products; price inflation in branded pharmaceuticals and price deflation in generics; greater or less than anticipated benefit from launches of the generic versions of previously patented pharmaceutical products; significant breakdown or interruption of our information technology systems; our inability to realize the anticipated benefits of the implementation of an enterprise resource planning (ERP) system; success of integration, restructuring or systems initiatives; interest rate and foreign currency exchange rate fluctuations; risks associated with international business operations, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws and economic sanctions and import laws and regulations; economic, business, competitive and/or regulatory developments outside of the United States; changes and/or potential changes in Canadian provincial legislation affecting pharmaceutical product pricing or service fees or regulatory action by provincial authorities in Canada to lower pharmaceutical product pricing and service fees; the impact of divestitures or the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; our inability to successfully complete any other transaction that we may wish to pursue from time to time; changes in tax laws or legislative initiatives that could adversely affect our tax positions and/or our tax liabilities or adverse resolution of challenges to our tax positions; increased costs of maintaining, or reductions in our ability to maintain, adequate liquidity and financing sources; volatility and deterioration of the capital and credit markets; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting our business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.

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